Exhibit 99.3

April 30, 2010

Board of Directors
Nayarit Gold Inc.
76 Temple Terrace, Suite 150
Lower Sackville, Nova Scotia
Canada
B4C 0A7

Dear Sirs:

Consent of Blair Franklin Capital Partners Inc.

Reference is made to our opinion letter dated March 25, 2010 (our “Opinion”) with respect to certain aspects of the proposed business combination between Capital Gold Corporation and Nayarit Gold Inc. (“Nayarit”).  Our Opinion is for the information of the Board of Directors of Nayarit in connection with is consideration of such transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor for any other purpose, without our prior written consent.

We hereby consent to (a) the inclusion of our letter to the Board of Directors of Nayarit as Annex III to the Proxy Statement/Prospectus forming part of the Registration Statement of Capital Gold Corporation on Form S-4, and (b) all references to our firm and such letter in such Proxy Statement/Prospectus in the form which has been transmitted to us in writing as of April 1, 2010.  In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours. Blair Franklin Capital Partners Inc.

By:	/s/ John Medland
John Medland – Vice President